Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Mike Buttry

Capella University

612-977-5499

mike.buttry@capella.edu

Capella University Announces Academic Leadership Changes

Capella Provost Deb Bushway Elevated to Interim President, Mike Offerman to Serve as Chancellor

MINNEAPOLIS, March 4, 2011 — Capella University (www.capella.edu) announced today that Deb Bushway, PhD, has been named interim president, and Mike Offerman, EdD, has been named chancellor. Prior to being named interim president, Bushway served as Capella’s provost and vice president for academic affairs. She will continue to serve as Capella’s chief academic officer. Prior to being named chancellor, Offerman served as Capella’s president emeritus. Current Capella University President Larry Isaak has made the personal decision to step down and will pursue other opportunities.

“While we are disappointed in Larry’s decision to leave, we are extremely excited to announce Deb Bushway as interim president,” said Marcia Ballinger, PhD, chair of the Capella University board of directors. “Deb has the experience, relationships, and temperament to keep Capella moving forward in extending access to high-quality education for working adults. Deb comes to the job with impressive academic credentials and she has invested herself deeply in connecting with the learners who have turned to Capella to advance their education. She has the trust of the faculty and the university leadership.”

“Capella is a special institution because of the learners who turn to us for a high-quality education and the mission-driven faculty and staff that are dedicated to them. I am honored to lead this team and serve our learners. The role Capella plays in extending educational access to working adults in a way that meets them where they live and delivers the tools they need has never been more important,” Dr. Bushway said.

Bushway came to Capella in 2007 after 17 years with Metropolitan State University. She earned her Master of Science in Psychology and PhD in Psychology from Iowa State University.

As chancellor, Offerman will serve as an advisor to Gilligan and Bushway. He previously led the university as president from 2001 – 2007, while also serving as senior vice president of Capella Education Company. He has an extensive background in adult and distance learning and is a frequent speaker at national conferences on these topics.

“Capella University is fortunate to have a leader like Deb Bushway who has earned the confidence and respect of Capella’s faculty and is held in high regard by her peers. I look forward to continuing to work with her and Kevin Gilligan to advance the important work Capella is doing to provide working adults access to high-quality education,” Offerman said.

“In Deb and Mike, we have the right combination of leadership, continuity and perspective at an important time for Capella and all of higher education,” Gilligan said. “As more working adults turn to online education to advance their careers, they will seek institutions that can extend access while maintaining high standards of academic quality and offering rigorous programs. That is Capella’s mission. Deb and Mike are leaders who can build on the great work we have already done to make Capella a national leader in adult online education for years to come.”

Isaak, who began at Capella last fall, will remain with Capella for a transition period.

“I’ve had the privilege of observing the strong commitment to Capella’s mission through the work of the talented and dedicated faculty and staff. I’m proud of the work we’ve done in my time here. In Deb and Mike, Capella has excellent leadership and is well positioned to continue as a leading provider of adult online education well into the future,” Isaak said.

About Capella University

Capella University (www.capella.edu) is an accredited online university* that has built its reputation by providing quality online degree programs for working adults. Nearly 80 percent of Capella students are currently enrolled in master’s, specialist, or doctoral degree programs in business, information technology, education, human services, nursing, psychology, public administration, public health, and public safety. Capella also offers bachelor’s degree programs in business, information technology, public administration, and public safety. Within those areas, Capella currently offers 136 graduate and undergraduate specializations and 17 certificate programs. More than 39,000 learners were enrolled as of Dec. 31, 2010, from all 50 states and 59 other countries. Capella is committed to providing high-caliber academic excellence and pursuing balanced business growth. Founded in 1993, Capella University is a wholly-owned subsidiary of Capella Education Company, headquartered in Minneapolis. For more information, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Visit the Capella Facebook page at http://www.facebook.com/CapellaUniversity.

Follow Capella on Twitter at http://twitter.com/CapellaU.

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

Learn more about earning an online degree:

online education (http://www.capella.edu/online_education.aspx)

online degree (http://www.capella.edu)

accredited online university (http://www.capella.edu/about_capella/accreditation.aspx)

online college (http://www.capella.edu/online_college_degree_programs.aspx)

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